Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration No. 333-132257

May 16, 2006

On May 10, 2006, The Enid News & Eagle published an article regarding Continental Resources, Inc., the full text of which is reproduced below.

The Enid News & Eagle Article:

All’s quiet … for now

Enid’s Continental Resources awaiting first public appearance

By Robert Barron

Staff Writer

Continental Resources has not gone public yet, but the time may be near.

Continental Resources filed a statement with Securities and Exchange Commission proposing an initial $575 million offering price.

“We’re still in the quiet period, so I can’t say much,” said Mark E. Monroe, Continental president and chief operating officer.

The company filed its first amendment to its registration April 14, hoping to receive comments from SEC by late April so company officials could begin meeting with possible customers May 1. The comments were not received. The company must now update its numbers.

Monroe hopes to have the update filed by the end of the week. He also is hopeful the company will be able to move to the next step by early June.

The company prospectus states it is an independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions.

The company has been successful in targeting large, repeatable resources in which horizontal drilling, advanced fracture stimulation and enhanced recovery technology provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

As of Dec. 31, 2005, the company generated revenue of $375.8 million and operating cash flow of $265.3 million.

Sidebar: PATIENCE — Continental Resources filed its first amendment to its registration statement April 14. An official hopes to have updates to that request made by the end of the week.

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In addition to historical information, this free writing prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timing of the proposed offering. Such statements encompass Continental Resources Inc.’s beliefs, expectations, hopes or intentions regarding future events. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Continental Resources as of such date. Continental Resources assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons.

Continental Resources, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Continental Resources, Inc. has filed with the SEC for more complete information about Continental Resources, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Continental Resources, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at (718) 242-8002 or Merrill Lynch & Co. at (212) 449-1000.